Exhibit 99.2

                 UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                      Unaudited
                                      ---------
                                                        Twelve Months Ended
                                                             March 31,
                                                   --------------------------
                                                        1995          1994
                                                   ------------  ------------
                                                     (Dollars in thousands,
                                                    except per share amounts)
   OPERATING REVENUES
     Service                                         $   351,688  $   228,029
     Equipment sales                                      14,231       11,046
                                                     -----------  -----------
        Total Operating Revenues                         365,919      239,075
                                                     -----------  -----------

   OPERATING EXPENSES
     System operations                                    50,341       37,181
     Marketing and selling                                74,940       48,221
     Cost of equipment sold                               42,621       29,826
     General and administrative                          101,134       80,073
     Depreciation                                         43,162       28,738
     Amortization of intangibles                          27,268       21,316
                                                     -----------  -----------
        Total Operating Expenses                         339,466      245,355
                                                     -----------  -----------

   OPERATING INCOME (LOSS) BEFORE MINORITY SHARE          26,453       (6,280)
   Minority share of operating income                     (5,922)      (3,847)
                                                     -----------   -----------
   OPERATING INCOME (LOSS)                                20,531      (10,127)
                                                     -----------  -----------
   INVESTMENT AND OTHER INCOME
     Investment income                                    31,066       19,048
     Amortization of licenses and deferred costs
        related to investments                              (901)        (927)
     Interest income                                       3,733        2,621
     Other (expense), net                                (1,714)         (693)
     Gain on sale of cellular interests                   21,838        4,851
                                                     -----------  -----------
        Total Investment and Other Income                 54,022       24,900
                                                     -----------  -----------

   INCOME BEFORE INTEREST AND INCOME TAXES                74,553       14,773
   Interest expense - affiliate                           20,870       25,528
   Interest expense - other                                4,727        3,966
                                                     -----------  -----------

   INCOME (LOSS) BEFORE INCOME TAXES                      48,956      (14,721)
   Income tax expense                                      7,135        3,342
                                                     -----------  -----------
   NET INCOME (LOSS)                                 $    41,821  $   (18,063)
                                                     ===========  ===========
   WEIGHTED AVERAGE COMMON AND
     SERIES A COMMON SHARES (000s)                        80,588       62,439

   EARNINGS PER COMMON SHARE AND
     SERIES A COMMON SHARE                          $       .52  $       (.29)
                                                    ===========  ============